Exhibit 99.2

FDA Update Conference Call Script

January 23 - 10:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call to discuss the latest developments with the FDA.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2010, and any subsequent filings with the Securities and Exchange Commission.

At this time I will turn the conference call over to Guided Therapeutics CEO and President, Dr. Mark L. Faupel.

Welcome – MLF

Thank you, Alison and welcome everyone.

On January 20, we received from the U.S. Food and Drug Administration what is referred to as a not-approvable letter regarding our premarket approval application for the LuViva Advanced Cervical Scan. LuViva is our product for non-invasively detecting disease that leads to cervical cancer.

We view the letter as a request for additional information and as a delay in our original timing to market in the U.S. A Not Approvable Letter is issued by the FDA’s Office of Device Evaluation when their review of an application is completed and questions remain that the agency feels need to be answered by the company before granting the final PMA approval.

In fact, in the letter the FDA said: that the statistical analyses provided “fundamentally useful information regarding the ability of the device to discriminate between (serious cervical disease) CIN2 and (more normal conditions) CIN1 and normals”.  In addition, FDA did not indicate that the endpoints of the study were not met.

In the letter, the FDA requested additional clinical data on a newer model version of the LuViva device. FDA also recommended excluding adolescent women and women with ASC-H referral Pap tests from the study population, even though they were part of the original agreed upon study protocol.  This could be as simple as a change in labeling or a request to reanalyze our data without these subjects.

As to the request for additional clinical data, we believe that we’ve already addressed this point effectively and that we have proven the device’s accuracy in studies involving more than 3,000 women with no adverse events. The other items in the letter, such as a new request for outlining and testing a cleaning procedure, will be addressed routinely.

Since we just received this notice late in the day on Friday, we are unable at this time to determine the time period necessary to fulfill the items addressed. We will continue our review and will update you accordingly.

While we consider the U.S. to be a significant market for us, we have always viewed the international market as the larger opportunity. To that end, we announced this morning that we have filed our CE mark application for LuViva.

With the recent marketing approval of LuViva by Health Canada and the support we have received from the National Cancer Institute, we are truly surprised that the FDA needed additional information for LuViva’s approval, when other government agencies recognize that this device could bring about a new era in painless diagnostics for the millions of women who are at risk for developing cervical cancer.

We are particularly disappointed in this decision in that the FDA had previously indicated to us that they: understood the technology; understood the clinical application; and, had reviewed similar devices in the past.

In fact, an independent panel of experts recently approved a device in the cancer diagnostic field that initially received a not-approvable letter from the agency -- a biophotonic skin cancer product from Melafind. We may follow selected portions of its strategy for approval including requesting an independent review panel.

While the receipt of the Not-Approvable Letter from FDA is certainly a disappointment, we believe it represents simply a delay and we plan an aggressive response.

While we will postpone our plans to begin U.S. marketing efforts, we are continuing to move ahead with marketing LuViva to international markets.

As we have mentioned, LuViva received Health Canada marketing approval and we have now filed the documentation for obtaining the CE Mark in Europe.

If we receive the receipt of the CE Mark in the next 90 days, sales could begin in Europe in the second half of 2012. Based on initial agreements with distributors and the national healthcare structure in many European countries, LuViva would likely be utilized in a more concentrated number of institutions outside the U.S. and therefore we expect that a greater percentage of European sales will come from high margin disposables. As a result of this sales mix and the lower capital requirements for an international launch, our path to breakeven could come as early as 2013. This timeline to breakeven is now even sooner than if we had also initiated marketing in the U.S. this year.

We are confident in LuViva. Our clinical studies have demonstrated its value as a diagnostic tool with real potential to change how cervical disease is detected and managed.

As a reminder, in our trial, we detected 91% of all CIN2+, or serious cervical pre-cancer, compared with only 61% for the current standard of care of Pap, HPV and biopsy. We also caught nearly 87% of disease missed by Pap, HPV and biopsy and would have reduced the number of unnecessary painful biopsies that result from false positive Pap results by nearly 40%.

This means that millions of women could be spared an invasive procedure with the potential to dramatically reduce healthcare costs. LuViva also found disease in young woman who are missed by current testing guidelines. It is important to note that FDA has not disputed our findings and, in fact, confirmed them through their audits of our clinical sites and clinical data bases.

When dealing with cancer, early detection leads to more successful treatment and better patient outcomes. Results of the LuViva trial showed that the technology was capable of detecting cervical precancer up to two years earlier than the standard of care – which includes the Pap test, human papillomavirus, or HPV, testing and even biopsy – when it is more easily treated and with less potential damage to the reproductive system.

With regard to manufacturing, we have moved ahead on the manufacturing ramp up and have begun the preparation for facility audits and inspections which are required prior to formal marketing in the U.S. and European Union. Our clinical trial data system, two of our clinical trial sites and one of our major suppliers have already undergone successful FDA audits. We have also been awarded trademark registration on the LuViva name and our corporate tag line: “early detection, better outcomes.”

With this recent development, let me also touch briefly on our cash position. We did complete a private placement in November that raised approximately $2.1 million via the sale of shares and the exercise of warrants. We currently have a cash position of about $2.2 million. We anticipate some money from partners and initial sales of demo units early on in 2012. We are hopeful that with initial sales of commercial units abroad beginning later in the year, as well as the lower capital requirements due to the delay in U.S. marketing, our cash, international sales and collaboration agreement fees should last us through Q4, 2013. At which time we anticipate we could be operating at breakeven levels.

In fact, with this recent directional change, our financial position has actually improved. In addition, I’d like to note the following progress that has been made on LuViva sales and commercialization:

•        Manufacturing is up and running

•        Engineering is substantially completed

•        Tooling is substantially completed and paid for

•        We have orders on the books

•        We have additional distribution agreements executed or near completion

•        We have international approvals granted or in process.

While this recent delay affects our U.S. timing, it doesn’t impair our overall global marketing schedule for LuViva. We look forward to updating you soon about our regulatory discussions with the FDA and our consideration for petitioning a panel meeting.

Thank you for your time and your continued support. I’ll now turn the call over to the operator for your questions.

After taking questions

Thank you operator, thanks to everyone on the call. We look forward to speaking with you again soon.